Exhibit 10.27

Altria Group, Inc.
Deferred Fee Plan for Non-Employee Directors
(as amended and restated effective October 28, 2015)

SECTION 1.    Purposes; Definitions.

The purpose of the Plan is to afford each Non-Employee Director the option to elect to defer the receipt of all or part of his or her Compensation until such future date as he or she may elect pursuant to the terms and conditions of the Plan.

This Plan was previously named the 1992 Compensation Plan for Non-Employee Directors. This Plan is hereby amended and restated effective October 28, 2015, and shall govern the rights of Participants on and after such date.

For purposes of the Plan, the following terms are defined as set forth below:

a.
“Account” means an unfunded deferred compensation account established by the Company pursuant to the Deferred Fee Program, consisting of one or more Subaccounts established in accordance with Section 3.2.2.

b.
“Allocation Date” means any date on which an amount representing all or a part of a Participant’s Compensation is to be credited to his or her Account pursuant to an effective Election Form. The Allocation Date for the Retainer shall be the last business day of each calendar quarter.

c.
“Beneficiary” means any person or entity designated as such in a current Election Form. If there is no valid designation or if no designated Beneficiary survives the Participant, the Beneficiary is the Participant’s estate.

d.	“Board” means the Board of Directors of the Company.

e.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

f.
“Committee” means the Nominating, Corporate Governance and Social Responsibility Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

g.	“Common Stock” means the common stock of the Company.

h.	“Company” means Altria Group, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

i.	“Compensation” means the sum of the Retainers payable by the Company to each Participant.

j.
“Deferral Election” means the election by a Participant on an Election Form to defer the payment of all or part of his or her Compensation to be earned and payable after the applicable effective date set forth in Sections 3.1.1 or 3.1.2.

k.	“Deferred Amount” means the amount of Compensation (determined as a percentage of the Retainers) subject to a current Deferral Election.

l.	“Deferred Fee Program” means the provisions of the Plan that permit Participants to defer all or part of their Compensation.

m.	“Disability” means permanent and total disability within the meaning of Code Section 409A.

n.	“Distribution Date” means the date designated by a Participant in accordance with Sections 3.3.1 and 3.3.2 for the commencement of payment of amounts credited to his or her Account.

o.	“Election Date” means the date an Election Form is received by the Secretary of the Company.

p.	“Election Form” means a valid Deferred Fee Program Initial Election Form or Modified Election Form properly completed and signed.

q.	“Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended.

r.
“Extraordinary Distribution Request Form” means the Deferred Fee Program Extraordinary Distribution Request Form properly completed and executed by a Participant or Beneficiary who wishes to request an extraordinary distribution of amounts credited to his or her Account in accordance with Section 3.3.3.

s.
“Fund” means any one of the investment vehicles in which the trust fund established under the trust agreement, as amended from time to time, entered into by the Company in connection with the Profit-Sharing Plan, is invested.

t.	“Investment Transfer Election Date” means the date set forth on an Investment Transfer Election Form.

u.	“Investment Transfer Election Form” means a valid Deferred Fee Program Investment Transfer Election Form completed and signed by a Participant or Beneficiary.

v.
“Non-Employee Director” means each member of the Board who is not a full-time employee of the Company ~~(~~or any corporation in which the Company owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote in the election of directors in such corporation~~)~~.

w.
“Participant” means a Non-Employee Director. A Participant shall also include a person who was, but is no longer, a member of the Board as long as an Account is being maintained for his or her benefit.

x.	“Plan” means this Altria Group, Inc. Deferred Fee Plan for Non-Employee Directors, as amended from time to time.

y.	“Profit-Sharing Plan” means the Altria Group, Inc. Deferred Profit-Sharing Plan for Salaried Employees, effective as of January 1, 1956, as amended from time to time.

z.
“Retainer” means the portion of a Participant’s Compensation that is fixed and paid without regard to his or her attendance at meetings, but shall not include amounts credited to a Participant’s account under the 2015 Stock Compensation Plan for Non-Employee Directors or the Unit Plan for Incumbent Non-Employee Directors.

aa.	“Subaccount” means one of the bookkeeping accounts established within each Participant’s Account in accordance with Section 3.2.2.

SECTION 2.    Eligibility.

Each Non-Employee Director shall be eligible to participate in the Deferred Fee Program.

SECTION 3.    Deferred Fee Program.

3.1	Participation.

3.1.1    Deferral Elections.

A Non-Employee Director may elect to defer all or a part of his or her Compensation to be earned and payable thereafter by completing and executing an Election Form and delivering it to the Secretary of the Company. Any Deferral Election relating to a Retainer shall be in integral multiples of twenty-five percent (25%) of the Retainer.

The Participant shall indicate on the Initial Election Form:

a.    the percentage of each type of Retainer that he or she wishes to defer;

b.    the Distribution Date;

c.    whether distributions are to be in a lump sum, in installments or a combination thereof;

d.    the Participant’s Beneficiary or Beneficiaries; and

e.    the Subaccounts to which the Deferred Amount is to be allocated.

A Deferral Election shall become effective with respect to a Participant’s selected Retainer(s) accruing on and after the first day of the calendar year following the Election Date and shall remain in effect with respect to all future Compensation until a new Deferral Election made by the Participant in accordance with Section 3.1.2 or Section 3.1.3 becomes effective. In the case of a newly eligible Participant, however, a Deferral Election may be made no later than 30 days after first becoming eligible for this Plan and any other Plan required to be aggregated with this Plan under Code Section 409A and the regulations and other guidance thereunder, and shall not be effective with respect to Compensation to which the Participant becomes entitled as a result of services performed on or before the Election Date.

3.1.2    Change of Deferral Election.

A Participant may change his or her Deferral Election with respect to Compensation to be earned and payable in a subsequent calendar year by completing and executing a Modified Election Form and delivering it to the Secretary of the Company. A change to increase or decrease the amount of future Retainer(s) to be deferred shall be effective only with respect to Compensation accruing on and after the first day of the calendar year following the Election Date.

3.1.3    Cessation of Deferrals.

A Participant may cease to defer future Compensation in the Deferred Fee Program by completing and executing a Modified Election Form, and delivering it to the Secretary of the Company. An election by a Participant to cease deferrals in the Deferred Fee Program shall become effective with respect to a Participant’s Retainer(s) on or after the first day of the first calendar year that begins after the Election Date.

3.1.4    Beneficiary Election Modification.

A Participant shall be permitted at any time to modify his or her Beneficiary election, effective as of the Election Date, by completing and executing a Modified Election Form and delivering it to the Secretary of the Company.

3.2    Investments.

3.2.1    Accounts.

The Company shall establish an Account for each Participant and for each Beneficiary to whom installment distributions are being made. On each Allocation Date, the Company shall allocate to each Participant’s Account an amount equal to his or her Deferred Amount.

3.2.2    Subaccounts.

The Company shall establish within each Account one or more Subaccounts. The Subaccounts shall correspond to the Funds, as the same may change from time to time, under the Profit-Sharing Plan. The Subaccounts shall be credited with earnings and charged with losses, if any, on the same basis as the corresponding Fund under the Profit-Sharing Plan, except that the Subaccount corresponding to the Common Stock Fund shall have a value based on a theoretical investment in the number of shares of Common Stock determined by dividing the Deferred Amount by the fair market value of a share of Common Stock on the date the Deferred Amount is credited to the Subaccount, and the Mondelēz International, Inc. stock Fund, the Philip Morris International Inc. stock Fund, and The Kraft Heinz Company stock Fund shall have a value based on a theoretical investment on the determination date in the number of shares existing in each such Subaccount as of such date.

To the extent additional funds are provided under the Profit-Sharing Plan, the Secretary of the Company or his or her designee is authorized to establish corresponding Subaccounts under the Plan. The Secretary or his or her designee is authorized to limit or prohibit new investments or transfers into any Subaccount. In connection with the spin-off from the Company of Kraft Foods Inc. and Philip Morris International Inc., each Participant with a Subaccount relating to Common Stock at the time of such spin-offs had new Subaccounts established and credited with shares of those respective companies in the same manner as if the Participant were a Company shareholder. In connection with the spin-off from Kraft Foods Inc. (renamed Mondelēz International Inc.) of Kraft Foods Group, Inc., each Participant with a Subaccount holding Kraft Foods, Inc. (renamed Mondelēz International, Inc.) at the time of such spin-off had a new Subaccount established and credited with shares of Kraft Foods Group, Inc. in the same manner as if the Participant were a Kraft Foods Inc. (renamed Mondelēz International, Inc.) shareholder. In connection with the merger of Kraft Foods Group, Inc. with H.J. Heinz Holding Company to form The Kraft Heinz Company, each Participant with a Subaccount holding Kraft Foods Group, Inc. at the time of such merger had shares of Kraft Foods Group, Inc. in that Subaccount converted to an equal number of shares of The Kraft Heinz Company in the same manner as if the Participant were a Kraft Foods Group, Inc. shareholder. New investments and transfers into the Subaccounts relating to shares of Mondelēz International, Inc., Philip Morris International Inc., and The Kraft Heinz Company are not permitted.

Subject to the provisions of Sections 3.2.3 and 3.2.4, on each Allocation Date, each Participant’s Subaccounts shall be credited with an amount equal to the Deferred Amount designated by the Participant for allocation to such Subaccounts. Each Subaccount shall be credited with earnings and charged with losses as if the amounts allocated thereto had been invested in the corresponding Fund, provided that the Subaccount corresponding to the Common Stock Fund shall be credited with additional shares of Common Stock based on the amount of cash dividends that are paid from time to time on the number of shares of Common Stock with respect to which the Subaccount’s value is determined, and provided further that dividends credited with respect to the Subaccounts relating to shares of Mondelēz International, Inc., Philip Morris International Inc., and The Kraft Heinz Company and dividends credited with respect to any other rights or amounts measured by reference to an individual stock other than Common Stock that a Participant has received or receives with respect to any Subaccount shall be allocated among and treated as invested proportionately in the Subaccounts most recently in effect for the investment of Compensation deferred by the Participant (as determined by reference to such Participant’s Election Form then in effect).

Except as provided with respect to certain dividends in the preceding paragraph, the value of any Subaccount at any relevant time shall be determined as if all amounts credited thereto had been invested in the corresponding Fund.

3.2.3    Investment Directions.

In connection with his or her initial Deferral Election, each Participant shall make an investment direction on his or her Initial Election Form with respect to the portion of such Participant’s Deferred Amount that is to be allocated to a Subaccount. Any apportionment of Deferred Amounts (and of increases or decreases in Deferred Amounts) among the Subaccounts shall be in integral multiples of one percent (1%). An investment direction shall become effective with respect to any Subaccount on the first day of the calendar month following the Election Date. All investment directions shall be irrevocable and shall remain in effect with respect to all future Deferred Amounts until a new irrevocable investment direction made by the Participant in accordance with Section 3.2.4 becomes effective.

3.2.4    New Investment Directions.

A Participant may make a new investment direction with respect to his or her Deferred Amount only by completing and executing a Modified Election Form and delivering it to the Secretary of the Company. A new investment direction shall become effective with respect to any Subaccount on the first day of the calendar month following the Election Date.

3.2.5    Investment Transfers.

A Participant or a Beneficiary (after the death of the Participant) may transfer to one or more different Subaccounts all or a part (not less than one percent (1%)) of the amounts credited to a Subaccount by completing and executing an Investment Transfer Election Form and delivering it to the Secretary of the Company; provided that any such transfer involving the Subaccount relating to the Common Stock Fund may only be made to the extent that such transfer would not result in a violation of Section 10(b) or Section 16(b) of the Exchange Act or any other applicable securities law.

Any transfer of amounts among Subaccounts shall become effective on the first day of the calendar month following the Investment Transfer Election Date.

3.3    Distributions.

3.3.1    Distribution Elections.

Each Participant shall designate on his or her Election Form one of the following dates as a Distribution Date with respect to amounts credited to his or her Account thereafter:

a.	the fifteenth day of the calendar month following the Participant’s separation from service as a member of the Board, including by reason of Disability or the Participant’s death;

b.
the fifteenth day of the calendar month following the earlier of (i) a calendar month and year specified by the Participant which is at least six months after the Election Date or (ii) the Participant’s death; or

c.	the earlier to occur of a or b.

A Distribution Date election shall be effective only with respect to amounts attributable to service by the Participant on and after the Election Date and subsequent earnings credited with respect to such amounts. Any election by a Participant for his or her Account to be paid upon his or her separation from service as a member of the Board shall be applied in accordance with Code Section 409A.

A Participant may request on his or her Election Form that distributions from his or her Account be made in (i) a lump sum, (ii) no more than one-hundred eighty (180) monthly, sixty (60) quarterly or fifteen (15) annual installments or (iii) a combination of (i) and (ii). Each installment shall be determined by dividing the Account balance by the number of remaining installments. If a Participant receives a distribution from a Subaccount on an installment basis, amounts remaining in such Subaccount before payment shall continue to accrue earnings and incur losses in accordance with the terms of Section 3.2.2. Except as stated in the next paragraph, all distributions shall be made to the Participant.

Upon the Participant’s death, the balance remaining in the Participant’s Account shall be payable to his or her Beneficiaries as set forth on the Participant’s current Election Form or Forms. Upon the death of a Beneficiary who is receiving distributions in installments, the balance remaining in the Account of the Beneficiary shall be payable to his or her estate in a lump sum, without interest, except to the extent that the Secretary of the Company permits a Participant to elect otherwise in accordance with the procedures of this Section 3.3, taking into account administrative feasibility and other constraints.

All distributions shall be paid in cash and, except as provided in Section 3.3.3, shall be deemed to have been made from each Subaccount pro rata.

3.3.2    Modified Distribution Elections.

A Participant may modify his or her election as to Distribution Date and distribution form with respect to Compensation attributable to future service, with such modification to be effective beginning with the next calendar year and continuing thereafter, by completing and executing a Modified Election Form and delivering it to the Secretary of the Company.

3.3.3    Extraordinary Distributions.

Notwithstanding the foregoing, a Participant or Beneficiary (after the death of the Participant) may request an extraordinary distribution of all or part of the amount credited to his or her Account because of hardship. A distribution shall be deemed to be “because of hardship” if such distribution is necessary to alleviate or satisfy an immediate and heavy financial need of the Participant and otherwise satisfies the requirements for the occurrence of an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2).

A request for an extraordinary distribution shall be made by completing and executing an Extraordinary Distribution Request Form and delivering it to the Secretary of the Company. All extraordinary distributions shall be subject to approval by the Committee.

The Extraordinary Distribution Request Form shall indicate:

a.	the amount to be distributed from the Account;

b.	the Subaccount(s) from which the distribution is to be made; and

c.	the “hardship” requiring the distribution.

The amount of any extraordinary distribution shall not exceed the amount determined by the Committee to be required to meet the immediate financial need of the applicant.

An extraordinary distribution shall be made with respect to amounts credited to each Subaccount on the first day of the calendar month next following approval of the extraordinary distribution request by the Committee. Upon approval of an extraordinary distribution request, any Deferral Election in place shall be cancelled prospectively. A Participant may make a new Deferral Election for a future year in accordance with Section 3.1.2.

SECTION 4.    General Provisions.

4.1    Unfunded Plan.

It is presently intended that the Plan constitute an “unfunded” plan for deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

4.2    Rules of Construction.

The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Participants and Beneficiaries are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia to resolve any and all issues that may arise out of or relate to the Plan.

Headings are given to the sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

Notwithstanding anything in this Plan to the contrary, the Plan shall be construed to reflect the intent of the Company that all elections to defer, distributions, and other aspects of the Plan shall comply with Code Section 409A and any regulations and other guidance thereunder. Each Election Form shall be deemed to be part of the Plan for purposes of Code Section 409A. All references to separation from service or similar terms in the Plan and an Election Form shall be interpreted to refer to a “separation from service” within the meaning of Code Section 409A.

The Plan is also intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.

4.3    Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Participant for income tax purposes with respect to any participation under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law or applicable regulations to be withheld with respect to such amount.

4.4    Plan Amendment and Termination.

At any time, the Board may amend or terminate the Plan and the Committee may adopt any modifications, procedures, or subplans as may be necessary or desirable to comply with the laws, regulations, or accounting practices of a foreign country applicable to Participants subject to the laws of such foreign country; provided, however, that no such amendment or adoption shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule. Notwithstanding the foregoing, except as necessary to comply with applicable law or avoid adverse tax consequences to some or all Participants, no amendment or termination of the Plan may materially and adversely affect any outstanding Account under the Plan without the Participant’s consent.

4.5    Duration of Plan.

The Company hopes to continue the Plan indefinitely, but reserves the right to terminate the Plan by appropriate action of the Board at any time. Upon termination of the Plan, amounts then credited to each Account shall be paid in accordance with the distribution election then governing such Account or as otherwise provided in Section 3.3.1.

4.6    Assignability and Successors.

Except as required by law, no Participant or Beneficiary shall have the right to assign, pledge or otherwise transfer any payments to which such Participant or Beneficiary may be entitled under the Plan other than by will or by the laws of descent and distribution. The terms of the Plan shall be binding upon and shall inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company, and any permitted successors or assigns of a Participant.

4.7    Administration.

Except for the administrative authority specifically granted to the Secretary of the Company herein, the Committee shall administer the Plan and shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan and appoint such delegates as it may deem appropriate. Any determination made by the Committee or the Secretary, as applicable, in accordance with the provisions of the Plan shall be made in the sole discretion of the Committee or Secretary, and all decisions made by the Committee or Secretary pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.